Exhibit 99.1

MELLON FINANCIAL CORPORATION

ELECTIVE DEFERRED COMPENSATION PLAN

FOR SENIOR OFFICERS (POST 12/31/2004)

Effective January 1, 2005

i

1.28	Retirement Plan Make-Up Account	4
1.29	Retirement Savings Plan	4
1.30	Retirement Savings Plan Augmentation Account	4
1.31	Separation From Service	4
1.32	Standard Distribution Account	4
1.33	Subsidiary	4
1.34	Unforeseeable Emergency	4
1.35	T-Note Rate	5
1.36	Valuation Date	5
1.37	Variable Fund Options	5

	ARTICLE II

	ADMINISTRATION
2.1	Administrator	5
2.2	Powers and Duties	5
2.3	Procedures	7
2.4	Establishment of Rules	7
2.5	Limitation of Liability	7
2.6	Compensation and Insurance	7
2.7	Removal and Resignation	8
2.8	Claims Procedure	8

	ARTICLE III

	PARTICIPATION AND DEFERRAL COMMITMENTS
3.1	Eligibility and Participation	8
3.2	Duration of Deferral Commitment	8
3.3	Basic Forms of Deferral	9
3.4	Limitations on Deferrals	9
3.5	Termination of Deferral Commitments on Unforeseeable Emergency	9
3.6	Commencement of Deferral Commitment	9

	ARTICLE IV

	DEFERRED COMPENSATION ACCOUNTS
4.1	Accounts	10
4.2	Elective Deferred Compensation	10
4.3	Notional Earnings and Losses	10
4.4	Valuation of Accounts	11
4.5	Vesting of Accounts	11
4.6	Statement of Accounts	11
4.7	Retirement Plan Make-Up	11
4.8	Retirement Savings Plan Make-Up	13

4.9	Retirement Plan and Retirement Savings Plan Offsets	14
4.10	Mellon Stock Fund Option	14

	ARTICLE IV

	PLAN BENEFITS
5.1	Plan Benefit	16
5.2	Standard Distribution Account	17
5.3	Form of Benefit Payment Upon Separation From Service	19
5.4	Survivor Benefits	19
5.5	Early Distribution Account	22
5.6	Unforeseeable Emergency	23
5.7	Disability	23
5.8	Valuation and Settlement	23
5.9	Change in Control	24
5.10	Continuous Service	25
5.11	Distributions From General Assets	25
5.12	Withholding and Payroll Taxes	25
5.13	Payment to Guardian	25
5.14	Small Benefit	25
5.15	Protective Provisions	26
5.16	Notices and Elections	26

	ARTICLE VI

	DESIGNATION OF BENEFICIARY
6.1	Designation of Beneficiary	26
6.2	Failure to Designate Beneficiary	26

	ARTICLE VII

	FORFEITURES TO COMPANY
7.1	Distribution of Participant’s Interest When Company is Unable to Locate Distributees	27

	ARTICLE VIII

	MAINTENANCE OF ACCOUNTS
8.1	Books and Records	27

	ARTICLE IX

	AMENDMENT AND TERMINATION OF THE PLAN
9.1	Amendment	27
9.2	Company’s Right to Terminate	28

	ARTICLE X

	SPENDTHRIFT PROVISIONS
10.1	No Right to Alienation or Assignment	28

	ARTICLE XI

	MISCELLANEOUS
11.1	Right of Employers to Dismiss Employees; Obligations	28
11.2	Title to and Ownership of Assets Held for Accounts	29
11.3	Nature of Liability to Participants	29
11.4	Text of Plan to Control	29
11.5	Law Governing and Severability	29
11.6	Name	29
11.7	Gender	29
11.8	Trust Fund	29
11.9	Ineligible Participant	30

MELLON FINANCIAL CORPORATION

ELECTIVE DEFERRED COMPENSATION PLAN

FOR SENIOR OFFICERS (POST 12/31/2004)

Effective January 1, 2005

PREAMBLE

The purpose of this Elective Deferred Compensation Plan For Senior Officers (Post 12/31/2004) (the “Plan”) is to provide opportunities for a select group of management or highly compensated employees of Mellon Financial Corporation (the “Company”) and its Subsidiaries to accumulate supplemental funds for retirement, special needs prior to retirement, or death. The Plan is effective for deferrals received from eligible employees of the Corporation after December 31, 2004, except as otherwise provided herein.

The Company hereby declares that its intention is to create an unfunded Plan primarily for the purpose of providing a select group of management or highly compensated employees of the Company and of its affiliated organizations with deferred compensation in accordance with their individual elections. It is the intention of the Company that the Plan be operated in compliance with the American Jobs Creation Act of 2004 (“AJCA”) and Section 409A of the Internal Revenue Code. It is also the intention of the Company that the Plan be an “employee pension benefit plan” as defined in Section 3(2) of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) and that the Plan be the type of plan described in Sections 201(2), 301(3) and 401(a)(1) of Title I of ERISA. The Corporate Benefits Committee (“Committee” or “CBC”) shall be the administrator responsible for fulfilling the duties and responsibilities imposed upon “administrators” of plans subject to Parts 1 and 5 of Title 1 of ERISA.

ARTICLE I

DEFINITIONS

When used herein, the following words shall have the following meanings unless the content clearly indicates otherwise:

1.1 Account. “Account” means the record-keeping device used by the Company to measure and determine the amounts to be paid to a Participant under the Plan. Separate Accounts will be established for each Participant and as may otherwise be required.

1.2 Beneficiary. “Beneficiary” means the person who under this Plan becomes entitled to receive a Participant’s interest in the event of his or her death.

1.3 Board. “Board” means the Board of Directors of the Company or any committee thereof acting within the scope of its authority.

1.4 Committee. “Committee” means the Corporate Benefits Committee appointed to administer the Plan pursuant to Article II.

1.5 Company. “Company” means Mellon Financial Corporation, a Pennsylvania corporation, and any successor in interest.

1.6 Continuous Service. “Continuous Service” means the period of continuous employment of a Participant by an Employer determined in accordance with Section 5.11 and may, in the discretion of the Committee, include prior service with an entity acquired by the Company.

1.7 Crediting Rate. “Crediting Rate” means for each Plan Year the interest rate that is equivalent to an effective annual yield equal to a published rate selected by the Compensation Committee of the Board that is effective as of the July 31 preceding the applicable Plan Year. This rate will be determined once each year by an outside source selected by the Company.

1.8 Declared Rate. “Declared Rate” means (i) for Plan Years prior to January 1, 2007, the greater of 7.5% or the T-Note Rate applicable to the Plan Year and (ii) for Plan Years beginning on and after January 1, 2007, the Crediting Rate that is selected by the Compensation Committee of the Board as applicable to the Plan Year.

1.9 Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant pursuant to Article III for which a Deferral Election has been submitted by the Participant to the Committee.

1.10 Deferral Election. “Deferral Election” means the written agreement to defer receipt of compensation submitted by a Participant to the Committee or its delegates prior to the commencement of the period in which the deferred compensation is to be earned.

1.11 Director of the Human Resources Department. “Director of the Human Resources Department” means the Director of the Mellon Financial Corporation Human Resources Department.

1.12 Disability. “Disability” means where, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 24 months, either (i) a Participant is unable to engage in any substantial gainful activity or (ii) a Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of his or her Employer, as determined by the Committee, in accordance with Section 409A(a)(2)(C) of the Internal Revenue Code and Regulation Section 1.409A-3(g)(4) promulgated thereunder, on the basis of written information supplied by the Participant.

1.13 Early Distribution Account. “Early Distribution Account” means an account established pursuant to Section 5.6, which provides for distribution of a benefit prior to a Participant’s Separation from Service.

1.14 Early Retirement. “Early Retirement” means Separation from Service of a Participant, other than by reason of death, on or after the date on which the Participant has attained age fifty-five (55), but has not yet attained age sixty-five (65); provided, however, that for Participants who were members of the Employees’ Retirement Plan of George B. Buck Consulting Actuaries, Inc. on July 1, 1997, and who have continued in the employment of the Company or any other Subsidiary, “Early Retirement” shall also mean Separation from Service on or after the attainment of age fifty (50), but before the attainment of age fifty-five (55), with fifteen (15) years of credited service under the Retirement Plan.

1.15 Effective Date. “Effective Date” of this Plan means January 1, 2005; provided, however, that as noted herein certain parts of this Plan shall become effective as of January 1, 2007.

1.16 Elective Deferred Compensation. “Elective Deferred Compensation” means the amount of compensation that a Participant elects to defer pursuant to a Deferral Commitment.

1.17 Employer. “Employer” means the Company or one of its Subsidiaries.

1.18 Enrollment Period. “Enrollment Period” means an annual fall enrollment period during which eligible employees may file new or amended Deferral Elections covering compensation to be earned in the following calendar year.

1.19 Internal Revenue Code. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

1.20 Key Employee. “Key Employee” may include a Participant who is (i) an officer of the Company having an annual compensation greater than $135,000 (as adjusted under Internal Revenue Code Section 416(i)(1)(A)), (ii) a five percent owner of the Company, or (iii) a one percent owner of the Company having an annual compensation from the Company of more than $150,000. The determination of who is or may be a Key Employee shall be made, consistent with the requirements of a “Specified Employee” under Section 409A of the Internal Revenue Code, by the Director of the Human Resources Department, in accordance with Internal Revenue Code Section 416(i), disregarding Section 416(i)(5).

1.21 Mellon Stock Fund Option. “Mellon Stock Fund Option” shall mean an investment fund alternative permitting Participants to direct deferred compensation to purchase phantom stock units based on the Company’s Common Stock.

1.22 Normal Distribution Account. “Normal Distribution Account” means an Account established pursuant to Section 5.2, between January 1, 2005 and December 31, 2006, which provides for distribution of a benefit following Early Retirement or Normal Retirement.

1.23 Normal Retirement. “Normal Retirement” means Separation from Service of a Participant, other than by reason of death, on or after the date on which the Participant has attained age sixty-five (65).

1.24 Participant. “Participant” means any eligible employee of the Company who is making (or has elected to make) deferrals, or who holds an Account, under the terms of the Plan.

1.25 Plan. “Plan” means this “Elective Deferred Compensation Plan for Senior Officers (Post 12/31/2004)” as set forth in this document and as the same may be amended, administered or interpreted from time to time.

1.26 Plan Year. “Plan Year” means each calendar year beginning on January 1 and ending on December 31.

1.27 Retirement Plan. “Retirement Plan” means the Mellon Bank Retirement Plan, the Dreyfus Corporation Pension Plan and the Boston Company Retirement Income Plan, as presently constituted and as amended from time to time.

1.28 Retirement Plan Make-Up Account. “Retirement Plan Make-Up Account” means an account established pursuant to Section 4.7 to enable a Participant to receive benefits that are lost under the Retirement Plan as the result of deferrals under this Plan.

1.29 Retirement Savings Plan. “Retirement Savings Plan” means the Mellon 401(k) Retirement Savings Plan, as presently constituted and as amended from time to time.

1.30 Retirement Savings Plan Augmentation Account. “Retirement Savings Plan Augmentation Account” means an account established pursuant to Section 4.8 to enable a Participant to receive Employer matching contributions that are lost under the Retirement Savings Plan as a result of deferrals under this Plan.

1.31 Separation from Service. “Separation from Service” shall have the meaning set forth in Treasury Reg. § 1.409A-1(h) or any successor thereto.

1.32 Standard Distribution Account. Effective January 1, 2007. “Standard Distribution Account” means an Account established pursuant to Section 5.2, which provides for distribution of a benefit during employment or following Early Retirement or Normal Retirement.

1.33 Subsidiary. “Subsidiary” means an entity controlled, directly or indirectly, by the Company.

1.34 Unforeseeable Emergency. An “Unforeseeable Emergency” is a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in section 152(a) of the Internal Revenue Code);

loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary, as determined by the Committee, in accordance with Section 409A(a)(2)(B)(ii) of the Internal Revenue Code and Regulation Section 1.409A-3(g)(i) promulgated thereunder, on the basis of written information supplied by the Participant.

1.35 T-Note Rate. “T-Note Rate” means for each Plan Year the interest rate that is equivalent to an effective annual yield equal to the 120 month rolling average of ten-year United States Treasury Notes as of the July 31 preceding the applicable Plan Year. This rate will be determined once each year by an outside source selected by the Company.

1.36 Valuation Date. “Valuation Date” means the last day of each month, or such other dates as the Committee may determine in its discretion, which may be either more or less frequent, for the valuation of Participants’ Accounts.

1.37 Variable Fund Options. “Variable Fund Options” means the variable rate investment fund alternatives approved by the Committee and offered to Participants.

ARTICLE II

ADMINISTRATION

2.1 Administrator. Except as hereinafter provided, the Committee shall be responsible for the administrative responsibilities hereinafter described with respect to the Plan. Whenever any action is required or permitted to be taken in the administration of the Plan, the Committee shall take such action unless the Committee’s power is expressly limited herein or by operation of law. The Committee shall be the Plan “Administrator” (as such term is defined in Section 3(16)(A) of ERISA). The Committee may delegate its duties and responsibilities as it, in its sole discretion, deems necessary or appropriate to the execution of such duties and responsibilities. The Committee as a whole or any of its members may serve in more than one capacity with respect to the Plan.

2.2 Powers and Duties. The Committee, or its delegates, shall maintain and keep (or cause to be maintained and kept) such records as are necessary for the efficient operation of the Plan or as may be required by any applicable law, regulation, or ruling and shall provide for the preparation and filing of such forms, reports, information, and documents as may be required to be filed with any governmental agency or department and with the Plan’s Participants and/or other Beneficiaries.

Except to the extent expressly reserved to the Company, an Employer or the Board, the Committee shall have all powers necessary to carry out the administrative provisions of the Plan and to satisfy the requirements of any applicable law or laws. These powers shall include, by way of illustration and not limitation, the exclusive powers and discretionary authority necessary to:

(a) construe and interpret the Plan; decide all questions of eligibility; decide all questions of fact relating to claims for benefits; and determine the amount, time, manner, method, and mode of payment of any benefits hereunder;

(b) direct the Employer, and/or the trustee of any trust established at the discretion of the Company to provide for the payment of benefits under the Plan, concerning the amount, time, manner, method, and mode of payment of any benefits hereunder;

(c) prescribe procedures to be followed and forms to be used by Participants and/or other persons in filing applications or elections;

(d) prepare and distribute, in such manner as may be required by law or as the Committee deems appropriate, information explaining the Plan; provided, however, that no such explanation shall contravene the terms of this Plan or increase the rights of any Participant or Beneficiary or the liabilities of the Company or any Employer;

(e) require from the Employer and Participants such information as shall be necessary for the proper administration of the Plan;

(f) appoint and retain individuals to assist in the administration and construction of the Plan, including such legal, clerical, accounting, and actuarial services as it may require or as may be required by any applicable law or laws;

(g) approve the variable rate investment fund alternatives that will be offered as the Variable Fund Options;

(h) approve when the Mellon Stock Fund Option will be offered to Participants for deferrals, provided this fund shall not be available prior to January 1, 2007;

(i) approve terms and conditions relating to the movement of notional funds by Participants between the Variable Fund Options, the Declared Rate fund and the Mellon Stock Fund Option;

(j) approve any special elections and/or payouts permitted under AJCA and Section 409A of the Internal Revenue Code; and

(k) perform all functions otherwise imposed upon a plan administrator by ERISA which are not expressly reserved to the Company, an Employer, or the Board, including, but not limited to, those supplemental duties and responsibilities described in the “Mellon Financial Corporation Corporate Benefits Committee Charter and Summary of Operations” approved by the Board on September 17, 1991 (the “CBC Charter”).

Without intending to limit the generality of the foregoing, the Committee shall have the power to amend the Plan, in whole or in part, in order to comply with applicable law;

provided, however, that no such amendment may increase the duties and obligations of any Employer without the consent of the affected Employer(s). Except as provided in the preceding sentence or unless directed by the Compensation Committee of the Board or otherwise required by law, the Committee shall have no power to adopt, amend, or terminate the Plan, said powers being exclusively reserved to the Compensation Committee of the Board.

2.3 Procedures. The Committee shall be organized and conduct its business with respect to the Plan in accordance with the organizational and procedural rules set forth in the CBC Charter.

Notwithstanding the foregoing, if any member of the Committee shall be a Participant hereunder, then in any matters affecting any member of the Committee in his or her individual capacity as a Participant hereunder, separate and apart from his or her status as a member of the group of Participants, such interested member shall have no authority to vote in the determination of such matters as a member of the Committee, but the Committee shall determine such matter as if said interested member were not a member of the Committee; provided, however, that this shall not be deemed to take from said interested member any of his or her rights hereunder as a Participant. If the remaining members of the Committee should be unable to agree on any matter so affecting an interested member because of an equal division of voting, the Compensation Committee of the Board shall appoint a temporary member of the Committee in order to create an odd number of voting members.

2.4 Establishment of Rules. The Committee shall have specific authority in its sole discretion to construe and interpret the terms of the Plan related to its powers and duties, and to the extent that the terms of the Plan are incomplete, the Committee shall have authority to establish such rules or regulations related to its powers and duties as it may deem necessary and proper to carry out the intent of the Company as to the purposes of the Plan.

2.5 Limitation of Liability. The Board, the members of the Committee, and any officer, employee, or agent of the Company or any Employer shall not incur any liability individually or on behalf of any other individuals or on behalf of the Company or any Employer for any act, or failure to act, made in good faith in relation to the Plan. No bond or other security shall be required of any such individual solely on account of any such individual’s power to direct the Employer to make the payments required hereunder.

2.6 Compensation and Insurance. Members of the Committee shall serve without compensation for their services as such. Expenses incurred by members of the Committee in the performance of their duties as herein provided, and the compensation and expenses of persons retained or employed by the Committee for services rendered in connection with the Plan shall, upon approval by the Committee, be paid or reimbursed by the Company.

The Company shall indemnify and/or maintain and keep in force insurance in such form and amount as may be necessary in order to protect the members of the Committee, their delegates and appointees (other than persons who are independent of the Company and are rendering services to the Committee or to or with respect to the Plan) from any claim, loss, damage, liability, and expense (including costs and attorneys’ fees) arising from their acts or failures to act with respect to the Plan, except where such actions or failures to act involve willful misconduct or gross negligence.

2.7 Removal and Resignation. Any member of the Committee may resign and the Company may remove any member of the Committee in accordance with the procedures established by the CBC Charter. The Committee shall remain fully operative pending the filling of any vacancies, the remaining Committee members having full authority to administer the Plan.

2.8 Claims Procedure. The right of any Participant or Beneficiary to receive a benefit hereunder and the amount of such benefit shall be determined in accordance with the procedures for determination of benefit claims established and maintained by the Committee in compliance with the requirements of Section 503 of ERISA; which separate procedures, entitled Procedures for Determination of Benefit Claims, are incorporated herein by this reference.

ARTICLE III

PARTICIPATION AND DEFERRAL COMMITMENTS

3.1 Eligibility and Participation.

(a) Eligibility. Eligibility to make a Deferral Commitment shall be limited to senior employees of the Company or its Subsidiaries as determined by the Compensation Committee of the Board, from time to time.

(b) Participation. Except as otherwise provided herein, an eligible individual may elect to participate in the Plan by submitting a Deferral Election to the Committee or its delegates during the Enrollment Period preceding the commencement of the period in which the deferred compensation is to be earned.

3.2 Duration of Deferral Commitment.

(a) A Deferral Commitment shall continue in effect until the Participant files a subsequent Deferral Election changing the amount of or stopping such Deferral Commitment, unless otherwise provided by the Committee or its delegates.

(b) A Deferral Commitment for an Early Distribution Account filed between January 1, 2005 and December 31, 2006, shall terminate at the end of the Plan Year preceding the Plan Year that the Participant has selected for distribution of such Account.

(c) Except as provided in Section 5.6 below, a subsequent Deferral Election shall become effective beginning with the next Plan Year following the date it is filed. A subsequent Deferral Election shall not apply to any deferrals that represent payments for services performed prior to the beginning of the first Plan Year to which it applies, but otherwise shall apply to all future deferrals covered by the Deferral Commitment.

(d) A Participant’s Deferral Commitments shall terminate upon the Participant’s Separation from Service.

3.3 Basic Forms of Deferral. An eligible employee may file a Deferral Election to defer any or all of the following forms of compensation:

(a) Salary Deferrals. A Participant may elect to defer a portion of base salary. The amount to be deferred shall be stated as a whole number percentage or dollar amount of base salary.

(b) Bonus Deferrals. A Participant may elect to defer annual cash bonus/incentive amounts to be paid by the Employer. The amount to be deferred shall be stated as a whole number percentage or dollar amount of such cash bonus.

(c) Special Deferrals. A Participant may elect any special Deferral Commitment that is authorized by the Director of the Human Resources Department in his or her discretion.

3.4 Limitations on Deferrals. The following limitations on deferrals shall apply:

(a) Minimum Deferrals. The minimum deferral amount that may be elected is $2,000.00 (Two Thousand Dollars) for any Plan Year.

(b) Maximum Deferrals. A Participant may not defer any amount of base salary that would cause such Participant’s base salary to fall below the contribution and benefit base under Section 230 of the Social Security Act, in effect on the first day of the Plan Year;

(c) Waiver; Committee Discretion. The Committee may further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing minimum and maximum limits for any Participant or group of Participants, for any reason.

3.5 Termination of Deferral Commitments on Unforeseeable Emergency. Upon a finding that the Participant has suffered an Unforeseeable Emergency, all previously elected Deferral Commitments of the Participant shall terminate.

3.6 Commencement of Deferral Commitment. A Deferral Commitment shall be deemed to commence as of the first day of the Plan Year (or other period permitted under Section

3.3(c) of this Plan) covered by the Deferral Election for such Deferral Commitment. A Participant’s Beneficiary will be entitled to receive pre-retirement survivor benefits pursuant to Section 5.4(a) with respect to the Deferral Commitment only in the event of the Participant’s death while in employment with an Employer on or after such date.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

4.1 Accounts. For record-keeping purposes only, Normal Distribution, Early Distribution and Standard Distribution Accounts shall be maintained as applicable for each Participant’s Elective Deferred Compensation. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 4.3 from the date of deferral through the Valuation Date.

4.2 Elective Deferred Compensation. A Participant’s Elective Deferred Compensation shall be credited to the Participant’s
Account(s) as of the date when the corresponding non-deferred portion of the compensation is paid or would have been paid but for the Deferral Commitment. Any withholding of taxes or other amounts with respect to deferred compensation that is required by federal, state or local law shall be withheld from the Participant’s non-deferred compensation to the maximum extent possible with any excess being withheld from the Participant’s Deferral Commitment or Account(s).

4.3 Notional Earnings and Losses. Accounts shall be credited with notional earnings and losses as of each Valuation Date from the dates when deferred amounts are credited to Accounts based on the balance of each Account. Earnings and losses credited to each Account shall be based on the Participant’s choices among the Declared Rate, the Variable Fund Options and the Mellon Stock Fund Option, subject to the terms of this Section.

(a) Earnings or Losses During Participant’s Lifetime. During a Participant’s lifetime, all compensation deferred by the Participant will be credited as elected by the Participant with earnings or losses that may accrue at either (i) the Declared Rate applicable to that Plan Year subject to increase pursuant to Section 5.1 or (ii) based on the performance of the Variable Fund Options or the Mellon Stock Fund Option.

(b) Earnings or Losses After Participant’s Death. Following a Participant’s death, all compensation deferred by the Participant will be credited with earnings or losses that may accrue at either (i) one hundred percent (100%) of the Declared Rate applicable to that Plan Year or (ii) based on the performance of the Variable Fund Options, as elected by the Participant’s Beneficiary, or the Mellon Stock Fund Option. Notwithstanding the preceding sentence, no interest shall be credited on a Participant’s Account following the Participant’s death whenever the Participant’s Beneficiary receives pursuant to Section 5.4(a) a pre-retirement survivor benefit greater than the Participant’s Account balance annuitized over the Payout Period.

(c) Changes to Investment Elections. Except as otherwise approved by the Committee, Participants and Beneficiaries may elect quarterly to reallocate previously accrued notional funds among the Variable Fund Options. Participants shall not be permitted to reallocate previously accrued amounts (i) between the Declared Rate and the Mellon Stock Fund Option or any of the Variable Fund Options or (ii) between the Mellon Stock Fund Option and the Declared Rate or any of the Variable Fund Options.

4.4 Valuation of Accounts. A Participant’s Account as of each Valuation Date shall consist of the balance of the Participant’s Account as of the immediately preceding Valuation Date, increased by the Participant’s Elective Deferred Compensation and earnings credited to such Account and reduced by losses sustained by any Variable Fund Options or the Mellon Stock Fund Option as selected by the Participant or by distributions made from such Account since the immediately preceding Valuation Date.

4.5 Vesting of Accounts. Each Participant shall be 100% (one hundred percent) vested at all times in the amounts credited to such Participant’s Accounts.

4.6 Statement of Accounts. The Company shall submit to each Participant periodic statements setting forth the balance to the credit of the Accounts maintained for the Participant.

4.7 Retirement Plan Make-Up. If a Participant is entitled to receive a benefit under the Retirement Plan, a supplemental pension benefit shall be paid under this Plan as follows:

(a) The supplemental pension benefit shall be an amount equal to:

(i) The maximum life annuity to which the Participant would be entitled under the Retirement Plan if the Participant had not deferred amounts under this Plan (without regard to the application of the compensation limitation imposed by Section 401(a)(17) of the Internal Revenue Code or the benefit limitation imposed by Section 415 of the Internal Revenue Code);

LESS:

(ii) The maximum life annuity to which the Participant would then be entitled under the Retirement Plan (without regard to the application of the compensation limitation imposed by Section 401(a)(17) of the Internal Revenue Code or the benefit limitation imposed by Section 415 of the Internal Revenue Code).

Notwithstanding the above, no payment shall be made under this Plan to the extent such benefits are payable by any other nonqualified defined benefit retirement plan or arrangement sponsored by the Employer.

Some of the Participants under this Plan own interests in life insurance policies (the “Policies”) under the Mellon Bank Senior Executive Life Insurance Plan. The Retirement Plan Make-Up benefit payable under this Plan shall be reduced by the Participant’s interest in the cash value of the Policies, except to the extent otherwise applied to reduce other benefits payable to the Participant. The Participant’s interest in the cash value of the Policies shall be applied first to offset supplemental retirement benefits payable to a Participant under an employment agreement, if any; next to offset any Retirement Plan.

Make-Up benefit payable to the Participant under Section 4.7 of the Corporation’s Elective Deferred Compensation Plan for Senior Officers; next to offset any Retirement Plan Make-Up benefit payable to the participant under Section 4.7 of this Plan; next to offset any benefits payable to the Participant under the Mellon Bank IRC Section 401(a)(17) Plan; and then to offset any benefits payable to the Participant under the Mellon Bank Benefit Restoration Plan.

The Retirement Plan Make-Up benefit payable under this Plan shall be reduced by the Participant’s interest in the cash value of the Policies (to the extent not applied to reduce other benefits) as follows: The lump sum Retirement Plan Make-Up benefit which is payable under Section 4.7 of this Plan shall be reduced by subtracting the Participant’s interest in the cash value of the Policies (to the extent not applied to reduce other benefits) as of the date when the Employer will either pay the lump sum Retirement Plan Make-Up benefit pursuant to Section 4.7(b) below or credit such lump sum amount to a Retirement Plan Make-Up Account pursuant to Section 4.7(c) below.

(b) A Participant will elect to receive the supplemental pension benefit after Normal or Early Retirement (i) in a lump sum or (ii) in annual installment payments over a payment period of up to 15 years. An election to receive the supplemental pension benefit shall be made in the same manner and subject to the same restrictions and penalties as provided in Section 5.2, including Section 5.2 (d). All lump sum amounts under this Section shall be calculated using the actuarial equivalence factors in the Retirement Plan applicable to the benefits accruing thereunder at the date of payment, or the factors in effect at the time of the Retirement Plan’s termination if such termination occurs prior to the date of payment.

If the Participant elects to receive the supplemental pension benefit in annual installment payments, the Employer shall establish a Retirement Plan Make-Up

Account when the Participant’s retirement benefit following Early or Normal Retirement commences under this Plan and shall credit to this Account a lump sum amount calculated as provided in this Section. A Participant shall be 100% vested in the amount credited to his or her Retirement Plan Make-Up Account. Earnings will be credited on a Retirement Plan Make-Up Account at the same rate as other Accounts, excluding the Mellon Stock Fund, in accordance with Section 4.3 at such times and in such manner as the Committee may determine.

If a Participant dies before age 55, the Employer will pay to the Participant’s Beneficiary a supplemental pension benefit lump sum amount calculated as provided in this Section. If a Participant dies on or after age 55 but before retirement benefits have commenced under this Plan, the Employer will pay to Participant’s Beneficiary a supplemental pension benefit based on the payout elected by the Participant under this Section. If a Participant dies after the commencement of installment payments of the supplemental pension benefit, the Employer will pay to the Participant’s Beneficiary the remaining installments of any such benefit that would have been paid to the Participant had the Participant survived. After the Participant’s death, earnings shall be credited on the Retirement Plan Make-Up Account for each Plan Year with one hundred percent (100%) of the Declared Rate in accordance with the Participant’s election that is applicable to that Plan Year. If the Participant or his or her Beneficiary elects any Variable Fund Option, the Retirement Plan Make-Up Account will be increased or reduced by one hundred percent (100%) of the gains or losses earned for the applicable Plan Year by the elected Variable Fund Options or the Mellon Stock Fund Option.

A Participant or Beneficiary who is receiving installment payments of the supplemental pension benefit may request Unforeseeable Emergency distributions in accordance with Section 5.6.

(c) The calculation under Section 4.7(a) of this Plan shall also take into account compensation deferred into the Deferred Compensation Plan for U.S. Senior Staff of Buck Consultants, Inc.; provided, however, that for Participants who were members of the Employees’ Retirement Plan of George B. Buck Consulting Actuaries, Inc. on July 1, 1997, and who have continued in the employment of the Company or any other Subsidiary, such calculation shall not be based on service rendered prior to July 1, 2001. Persons who become entitled to receive a Retirement Plan Make-Up benefit under this paragraph (d) shall be deemed to be Participants in this Plan for the purpose of receiving payment of such benefit.

4.8 Retirement Savings Plan Make-Up. For each Plan Year, the Employer shall credit to the Retirement Savings Plan Augmentation Account of any Participant an amount equal to the amount by which the Employer matching or discretionary contribution that would otherwise have been made by any Employer to the Retirement Savings Plan for such Participant for the Plan Year is reduced by reason of the reduction in the Participant’s compensation for the Plan Year due to deferrals under this Plan. The Employer’s contribution shall be credited to the Retirement Savings Plan Augmentation Account following the end of each Plan Year. A Participant’s interest in any credit to his or her Retirement Savings Plan Augmentation Account and earnings thereon shall vest at the same rate and at the same time as would have been the case had such contribution been made to the Retirement Savings Plan. Interest will be credited on a Retirement Savings Plan Augmentation Account at the same rate as other Accounts, excluding the Mellon Stock Fund, in accordance with Section 4.3 at such times and in such manner as the Committee may determine.

Upon Normal or Early Retirement, Disability, death or other Separation from Service, the Employer shall pay to the Participant (or his or her Beneficiary in the event of the Participant’s death) an amount equal to the value of the Participant’s vested balance in his or her Retirement Savings Plan Augmentation Account in one lump sum payment.

Participants who in any Plan Year are not entitled to receive an Employer contribution in the Retirement Savings Plan will not be entitled to receive an Employer contribution under this Plan to a Retirement Savings Plan Augmentation Account for such Plan Year.

4.9 Retirement Plan and Retirement Savings Plan Offsets. If a Participant receives a distribution of benefits under this Plan which results in an increase in either (i) the pension benefit which will be payable to the Participant under the Retirement Plan or any other qualified or non-qualified defined benefit plan or arrangement of an Employer or (ii) the Employer contributions which will be made on behalf of the Participant under the Retirement Savings Plan or any other qualified or non-qualified defined contribution plan or arrangement of an Employer, an adjustment will be made to reduce the Participant’s Account balance(s) under this Plan in order to offset the increase in his or her benefits under such other plans and arrangements.

The Participant’s Account balance(s) under this Plan shall be reduced upon his or her Separation from Service by a lump sum amount which is actuarially equivalent to the increased pension benefits which will be payable to the Participant under the Retirement Plan and any other qualified or non-qualified defined benefit plan or arrangement of an Employer on account of the distribution of benefits under this Plan. The lump sum amount shall be calculated using the actuarial equivalence factors in the Retirement Plan applicable to benefits accruing thereunder at the date of the Participant’s Separation from Service, or the factors in effect at the time of the Retirement Plan’s termination if such termination occurs prior to the Participant’s Separation from Service.

The Participant’s Account balance(s) under this Plan shall also be reduced as of the end of each Plan Year by a lump sum amount which is equal to the increased Employer contributions which were made on behalf of the Participant for such Plan Year under the Retirement Savings Plan or any other qualified or non-qualified defined contribution plan or arrangement of an Employer on account of the distribution of benefits under this Plan.

4.10 Mellon Stock Fund Option. Subject to the approval of the Committee, but no earlier than January 1, 2007, Participants shall be permitted to defer bonus/incentive compensation into the Mellon Stock Fund Option. Participant deferrals into the Mellon Stock Fund Option shall be treated as if Elective Deferred Compensation were invested in the Company’s Common Stock on the dates of such deferrals as determined under Section 4.2. Deferrals shall be credited to Participant Accounts as phantom stock units representing whole and partial shares of the Company’s Common Stock. Except as otherwise approved by the Compensation Committee of the Board, the following rules shall apply to such phantom stock units:

(a) Phantom stock units shall be valued at the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions on the date of such deferral and each other relevant Valuation Date, or, if no sale shall have been made on such exchange on that date, the closing price in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale (“Fair Market Value”).

(b) Dividend equivalents shall be accrued on phantom stock units, when and if declared and paid on the Company’s Common Stock, and credited to additional phantom stock units as if such amounts were reinvested in the Company’s Common Stock under the Company’ s Direct Stock Purchase and Dividend Reinvestment Plan.

(c) Participants shall not be permitted to reallocate previously accrued amounts between the Mellon Stock Fund Option and the Declared Rate or any of the Variable Fund Options.

(d) Participants shall elect up to two separate Standard Distribution Accounts relating solely to accruals held in their Accounts and credited to the Mellon Stock Fund Option. Such Accounts shall be elected in accordance with the election procedures and subject to the limitations and penalties for Standard Distribution Accounts provided in Section 5.2.

(e) Participants in the Mellon Stock Fund Option shall not be considered to be shareholders of the Company and shall be entitled only to those voting rights, if any, as may be approved by the Company with respect to shares of the Company’s common stock that may be held in a trust established by the Company on behalf of Plan Participants.

(f) Plan benefits paid under Article V from phantom stock units accrued under the Mellon Stock Fund Option shall be settled only in shares of the Company’s Common Stock, which will be credited to a book-entry account in the Participant’s name.

(g) A Participant shall be advised as to the amount of any Federal, state, local or foreign income tax required to be withheld by the Company on the compensation income resulting from the payout of shares of the Company’s Common Stock. Participant shall pay any taxes required to be withheld directly to the Company in cash upon request; provided, however, that a Participant may satisfy such obligation in whole or in part by requesting the Company in writing to withhold from the shares otherwise deliverable that number of shares having a Fair Market Value on the date on which such tax is calculated equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied and, further provided, that, except as otherwise permitted by the Director of the Human Resources Department, no shares may be delivered in payment of such withholding taxes unless such shares, or an equivalent number of shares, shall have been deemed to be beneficially owned by the Participant for at least six months prior to such delivery. No shares of Common Stock shall be delivered to a Participant unless and until Participant shall have satisfied any obligation for withholding taxes with respect thereto as provided herein.

ARTICLE V

PLAN BENEFITS

5.1 Plan Benefit. The Company shall pay a Plan benefit for the Participant’s Normal and Early Distribution Accounts, and, effective January 1, 2007, the Participant’s Standard Distribution Accounts, as determined below:

(a) Fully Enhanced Declared Rate. Unpaid Account balances of Participants who have a Separation from Service upon Normal Retirement, death or at any time after a Change in Control shall be credited retroactively for each Plan Year on the Valuation Date immediately preceding commencement of payment of benefits with respect to such Account balances with one hundred thirty-five percent (135%) of the Declared Rate, if and to the extent elected.

(b) Enhanced Declared Rate. Unpaid Account balances of Participants who have a Separation from Service before Normal Retirement and prior to a Change in Control, for reasons other than death, shall be credited retroactively for each Plan Year on the Valuation Date immediately preceding commencement of payment of benefits with respect to such Account balances with a percentage of the Declared Rate, if and to the extent elected, based on the Participant’s completed years of Continuous Service from his or her date of hire, including years of Continuous Service before the Effective Date of this Plan, as follows:

Completed Years of Continuous Service	% of T-Note Rate or Declared Rate
Less Than 3	100%
3 or More	125%
5 or More	130%
7 or More	135%

(c) Early Distribution Accounts and Standard Distribution Accounts Paid Out During Employment. The enhanced rates set forth under Sections 5.1(a) and (b) above shall also be credited retroactively to the portion of Early Distribution Accounts and, effective January 1, 2007, Standard Distribution Accounts paid out during employment, that are allocated to the Declared Rate on the basis of the Participant’s Continuous Service on the Valuation Date preceding each payment of benefits with respect to such Accounts before Separation from Service.

(d) Duration. The interest rates provided under Sections 5.1(a) and (b) above shall be payable until the Participant’s Accounts are distributed in full except in the event of the Participant’s death. After the Participant’s death interest shall be credited pursuant to Section 4.3(b).

5.2 Standard Distribution Account.

(a) Election of Benefit. Effective January 1, 2007, a Participant may file a Deferral Election to defer compensation into up to seven (7) Standard Distribution Accounts, of which two (2) shall be used only for deferrals into the Mellon Stock Fund Option, and receive benefits from each such Account following Separation from Service upon Normal or Early Retirement or while employed by an Employer. Prior to January 1, 2007, Participants were permitted to elect up to three (3) retirement benefit payment options from their Normal Distribution Account. A Participant may elect one benefit payment option for each elected Standard Distribution Account specifying a date of commencement and duration of payments; provided, however, that a Standard Distribution Account payable during employment may only be paid out upon the completion of not less than one Plan Year following the start of deferrals into such Account. A Participant’s election of payment options shall be irrevocable, except as follows:

(i) A Participant shall be permitted to file one new payment election per year for each elected Standard Distribution Account, which will supersede his or her original payment option for that Account. Such change elections must be filed more than 12 months prior to the previously elected commencement date and may not take effect for 12 months. Change elections may not accelerate a payment commencement date, must delay payment for at least five years from the previously elected payment commencement date and may not reduce the number of installment payments to be paid. No change elections will be allowed if the previously elected commencement date is age 65 or older. In the event that a Participant accelerates the commencement date of his or her benefit, thereby causing a previously filed payment election to have been made within 12 months of such commencement date, the next preceding timely payment election filed by the Participant shall be followed.

(ii) A Participant who has elected payments in installments may request in writing a payment in a lump sum, at any time after Normal or Early Retirement, of the amount of his or her Account balance which is reasonably necessary to meet the Participant’s requirements due to an Unforeseeable Emergency.

(iii) A Participant may file without penalty any new payment election permitted by Section 409A of the Internal Revenue Code and the transitional guidance issued thereunder and approved by the Committee.

(b) Forms of Benefit Payment. Effective January 1, 2007, the available forms of payment from a Standard Distribution Account are as follows:

(i) One lump sum payment.

(ii) Annual installments in approximately equal payments of principal and earnings, if any, over a payment period of 2 to 15 years, as elected by the Participant. The payment of the annual installments shall begin January 1 of a specified year and the amount shall be recalculated effective as of January 1 of each year based on the remaining Account balance and the remaining number of installment payments.

Prior to January 1, 2007, the above forms of lump sum and installment payments could be elected for payments from a Normal Distribution Account after Normal or Early Retirement.

(c) Commencement of Benefit Payment. Except as provided below for Key Employees, the available commencement dates for payment of benefits from a Participant’s Standard Distribution Account are as follows:

(i) Upon retirement in a lump sum payment only.

(ii) January 1 of a specified year while employed or following Normal or Early Retirement; provided, however, that no payment may commence later than the January of the year in which the Participant attains age 70.

(iii) Any January 1 following Normal or Early Retirement; provided, however, that no payment may commence later than the January of the year in which the Participant attains age 70.

(iv) Later of the January 1 following Normal or Early Retirement and the January 1 following the attainment of any age elected by Participant not to exceed age 70.

(v) Payments to Key Employees may commence as stated above, except that any payment shall be delayed until the first day following the six-month anniversary of such Participant’s Separation from Service.

(d) Default Retirement Benefit. Effective January 1, 2007, if a Participant does not elect a benefit payment option for his or her Standard Distribution Account, Plan benefits from such Account will be paid in a lump sum within 60 days of the end of the month following Separation from Service. Prior to January 1, 2007, if a Participant had not elected a benefit payment option from his or her Normal or Early Distribution Account, Plan benefits would be paid in annual installments over 15 years.

5.3 Form of Benefit Payment Upon Separation from Service. Benefits payable upon a Participant’s Separation from Service, for reasons other than Disability or death, before eligibility for Normal or Early Retirement shall be paid in a lump sum within 60 days of the end of the month following Separation from Service; provided, however, that payments to Key Employees shall be delayed until the first day following the six month anniversary of such Participant’s Separation from Service.

5.4 Survivor Benefits.

(a) Pre-Retirement Survivor Benefits.

(i) Standard and Early Distribution Accounts. If a Participant dies while in employment with an Employer (or while suffering from a Disability prior to attaining age 55) prior to receiving a complete distribution of his or her entire Standard or Early Distribution Account balances, then commencing as soon as practicable following the Participant’s death the Employer will pay to the Participant’s Beneficiary a benefit equal to the sum of A plus B plus C where:

A = Greater of:

•	40% of the Participant’s cumulative amount deferred (excluding interest and earnings or losses credited thereon) on the date of death or at age 65 (if death occurs after age 65), paid annually until the Participant would have attained age 65 or for ten (10) years, whichever is longer (the “Payout Period”), or

•	Participant’s Account balance annuitized over the Payout Period.

B = Respectively:

•	Standard Distribution Account: If death occurs before age 65, 160% of the Participant’s annual Deferral Commitment for such Account in effect at date of death, paid annually for the Payout Period.

•

Early Distribution Account: If death occurs prior to January 1, 2007, 40% times the number of deferral years remaining before commencement of payment of such Early Distribution Account (limited to the lesser of 4 years or the number of years until the Participant would have attained age 65) of the Participant’s annual Deferral Commitment for such Early Distribution Account in effect at date of death, paid annually over the Payout Period.

C = Participant’s Account balance resulting from deferrals credited to his or her Account after age 65 paid over the Payout Period.

(iii) Greater Benefit. For purposes of Section 5.4(a)(i)(A), the Committee shall determine which benefit is greater on a present value basis using such discount rate as the Committee may determine, provided that such rate will not be greater than the Declared Rate applicable for the Plan Year.

(iv) Covered Deferral Commitment. For purposes of Section 5.4(a)(i)(B), the following provisions shall apply:

A)	If the Participant had elected to defer a percentage of Base Salary or Bonus, his or her Deferral Commitment shall be determined based on the Base Salary in effect or the Bonus most recently paid to the Participant at the time of his or her death.

B)	If the Participant had elected to defer a dollar amount of Base Salary or Bonus, his or her Deferral Commitment shall not exceed the Base Salary in effect or the Bonus most recently paid to the Participant at the time of his or her death.

C)	A Deferral Commitment shall be deemed to be in effect beginning on the first day of the Plan Year after the Participant files a Deferral Election for such Deferral Commitment.

(v) Commencement of Survivor Benefit. The pre-retirement survivor benefit for a Participant’s Accounts shall become effective beginning on the first day of the Plan Year after the Participant files a Deferral Election. A Participant’s Beneficiary will be entitled to receive the pre-retirement survivor benefits described above with respect to the Participant’s Account(s) only in the event of the Participant’s death while in employment with an Employer on or after such date.

(vi) Withdrawals. Whenever a Participant makes a withdrawal from any Account, the cumulative amount deferred for purposes of Section 5.4(a)(i)(A) above shall be limited to the actual amounts deferred (less any amounts withdrawn). The Committee, in its sole discretion, will make appropriate adjustments to reduce the annual amount of the pre-retirement survivor benefit where the Participant has received a partial distribution from any of his or her

Account(s) prior to his or her death, including but not limited to installment payments from an Early Distribution Account or a Standard Distribution Account payable during employment and distributions on account of Unforeseeable Emergency pursuant to Section 5.6. If a Participant dies while in employment with an Employer after complete distribution of his or her entire Account balances, no survivor benefit will be payable to the Participant’s Beneficiary.

(vii) Amounts credited to the Mellon Stock Fund for a Participant shall be included in the above calculations as appropriate. Such amounts shall be distributed in shares of the Company’s Common Stock and credited against the obligations under this section in a manner to be approved by the Committee.

(b) Post-Retirement Survivor Benefits. If a Participant dies after Normal or Early Retirement but before commencement of payment of retirement benefits with respect to his or her Normal or Standard Distribution Account balances, the Employer will pay to the Participant’s Beneficiary the installments of any such benefit that such Participant’s Beneficiary would have received with respect to such Normal or Standard Distribution Account balances had the Participant commenced to receive retirement benefits on the day prior to such Participant’s death. Payments will commence upon the Participant’s death, irrespective of when retirement benefits would have commenced if the Participant had survived. Such payments shall be made in accordance with the method of payment that the Participant had elected for payment of retirement benefits for his or her Normal or Standard Distribution Accounts.

If a Participant dies after the commencement of payment of retirement benefits with respect to his or her Normal or Standard Distribution Accounts, the Employer will pay to the Participant’s Beneficiary the remaining installments of any such benefit that would have been paid to the Participant had the Participant survived.

If a Participant dies after Separation from Service, but before receiving full payment of benefits from a Standard Distribution Account payable during employment or, prior to January 1, 2007, from an Early Distribution Account, his or her Beneficiary shall receive the balance of such Account in one lump sum payment, as soon as practicable following his or her death, provided that amounts credited to the Mellon Stock Fund Option shall be distributed in shares of the Company’s Common Stock.

(c) Interest. If the Participant dies during employment with an Employer, the amount payable with respect to each of the Participant’s Accounts shall be determined by retroactively crediting interest, earnings and losses through the date of the Participant’s death, in accordance with Participant’s elections, with (i) one hundred thirty-five percent (135%) of the Declared Rate applicable to the Plan Year or (ii) earnings or losses based on the performance of the Variable Fund Options or the Mellon Stock Fund Option as elected by the Participant. After the Participant’s death interest shall be credited for each Plan Year at one hundred percent (100%) of the Declared Rate in accordance with the Participant’s elections applicable for that Plan Year. If Participant or his or her Beneficiary elects any Variable Fund Options or the Mellon Stock Fund Option, the Account will be increased or reduced by one hundred percent (100%) of the gains or losses earned for the applicable Plan Year by the Variable Fund Options or the Mellon Stock Fund Option.

(d) Death of Survivor. Upon the death of a Participant’s Beneficiary, the amount of any survivor benefit remaining payable to such Beneficiary will be paid in a lump sum to the Beneficiary’s estate or personal representative, provided that amounts credited to the Mellon Stock Fund Option shall be distributed in shares of the Company’s Common Stock. The lump sum amount for any Pre-Retirement Survivor Benefit remaining payable will be determined by taking the present value of the remaining payments using such discount rate as the Committee may determine, provided that such rate will not be greater than the Declared Rate applicable for the Plan Year.

5.5 Early Distribution Account. Prior to January 1, 2007, a Participant was permitted to file a Deferral Election to defer compensation into an Early Distribution Account and receive benefits from such Account prior to Separation from Service subject to the following restrictions:

(a) Election of Early Distribution Benefit. A Deferral Election establishing an Early Distribution Account and specifying an early payment date and the form of payment must be filed prior to the commencement of the period in which the Elective Deferred Compensation is to be earned. No deferrals may be made into a Participant’s Early Distribution Account during any Plan Year in which the Participant is receiving a distribution from such Account.

(b) Amount of Early Distribution Benefit. The entire Early Distribution Account must be paid out at the time and in the form provided for in the related Deferral Election.

(c) Commencement and Form of Early Distribution Benefit. An Early Distribution Account may be paid out upon the completion of two Plan Years following the start of deferrals into such Account, as elected by the Participant. An Early Distribution Account shall be paid out in a lump sum or in four equal annual installments, as provided in the Participant’s Deferral Election establishing such Account. Following the complete distribution of an Early Distribution Account, a Participant may make new deferrals into such Account. Amounts paid to a Participant pursuant to this Section 5.5 shall be treated as distributions from the Participant’s Early Distribution Account. If Separation from Service occurs due to any reason, other than death, before the date scheduled for payment of an Early Distribution Account, the Participant shall receive the balance of his or her Early Distribution Account in one lump sum payment, as soon as practicable following such event; except that any payment to a Key Employee shall be delayed until the first day following the six-month anniversary of such Participant’s Separation from Service.

Effective January 1, 2007, the Early Distribution Account described in this section is eliminated and Participants are permitted under Section 5.2 of the Plan to elect a benefit payout during employment from a Standard Distribution Account.

5.6 Unforeseeable Emergency. Upon finding that a Participant or Beneficiary has suffered an Unforeseeable Emergency, the Committee will make distributions from an Account prior to the time specified for payment of benefits under the Plan. The amount of such distributions will be limited to the amount reasonably necessary to meet the Participant’s or Beneficiary’s requirements during the Unforeseeable Emergency. Applications for Unforeseeable Emergency distributions and determinations thereon by the Committee shall be in writing, and a Participant or Beneficiary may be required to furnish written proof of the Unforeseeable Emergency.

Following a complete distribution of an entire Account balance necessary to meet Participant’s Unforeseeable Emergency, a Participant and his or her Beneficiary will be entitled to no further benefits under the Plan with respect to that Account. Amounts paid to a Participant pursuant to this Section 5.6 shall be treated as distributions from the Participant’s Account. Any Participant who receives an Unforeseeable Emergency distribution of any part of an Account balance shall not be allowed to make any deferrals under the Plan during the remainder of the Plan Year in which he receives such distribution or during the next Plan Year.

5.7 Disability. If a Participant suffers a Disability, the Participant’s Deferral Commitments will cease except for any bonuses which may be payable thereafter. The Participant’s Accounts under the Plan will continue, and the Participant will continue to receive credit for years of Continuous Service for purposes of Section 5.1(b). The Participant’s Accounts will be distributed in accordance with the method of payment that the Participant has elected for payment of his or her Standard Distribution Accounts assuming Separation from Service on Early Retirement.

5.8 Valuation and Settlement. The date on which a lump sum is paid or the date on which installment payments commence shall be the “Settlement Date.” The Settlement Date for an Account shall be no more than sixty (60) days after the end of the month in which the Participant or his or her Beneficiary becomes entitled to payments under the Plan , unless the Participant elects to defer commencement of payments to a later date in the election form for designation of form of payment for the Account. The Settlement Date for an Early Distribution Account or delayed payments shall be the date that the Participant elects for commencement of such payments in the Deferral Election designating the form of payment for the Account. The amount of a lump sum payment and the initial amount of installment payments shall be based on the value of the Participant’s Account as of the Valuation Date at the end of the immediately preceding month before the Settlement Date. For example, the Valuation Date at the end of December shall be used to determine lump sum payments and the initial amount of installment payments which will be made in the following January.

5.9 Change in Control.

(a) Upon (i) dissolution or liquidation of the Company, (ii) a reorganization, merger or consolidation of the Company with one or more other entities as a result of which the Company is not the survivor, (iii) the sale of all or substantially all the assets of the Company, or (iv) any other event which constitutes a Change in Control as defined in Section 5.9 (b), the interests of all then remaining Participants shall continue, and provisions shall be made in connection with such transaction for the continuance of the Plan and the assumption of the obligations of the Company under the Plan by the Company’s successor(s) in interest.

(b) For purposes of this Plan, a “Change in Control” shall mean:

(i) The occurrence with respect to the Corporation of a “control transaction”, as such term is defined in Section 2542 of the Pennsylvania Business Corporation Law of 1988, as of August 15, 1989; or

(ii) Approval by the stockholders of the Corporation of (a) any consolidation or merger of the Corporation where either (1) the holders of voting stock of the Corporation immediately before the merger or consolidation will not own more than 50% of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation or (2) the Incumbent Directors immediately before the merger or consolidation will not hold more than 50% (rounded to the next whole person) of the seats on the board of directors of the continuing or surviving corporation, or (b) any sale, lease or exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or

(iii) A change of 25% (rounded to the next whole person) in the membership of the Board of Directors within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period (a) was approved by the vote of 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period and (b) was not as a result of an actual or threatened election with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors. As used herein, the term “Incumbent Director” means as of any time a director of the Corporation (x) who has been a member of the Board of Directors continuously for at least 12 months or (y) whose election or nomination as a director within such period met the requirements of clauses (a) and (b) of the preceding sentence.

(c) Notwithstanding any other provision of this Plan, without the written consent of the Participant (or Beneficiary of a deceased Participant) affected thereby, the Company may not amend or terminate this Plan for a period of twenty-four (24) months following a Change in Control.

5.10 Continuous Service. Continuity of service shall be determined in accordance with the following rules:

(a) A leave of absence not in excess of one year, granted by a Participant’s Employer for any purpose, including but not limited to, sickness, accident or other casualty, shall not be considered a break in continuity of service.

(b) Any Participant who has entered, or enters, the Armed Forces of the United States in a period of national emergency, declared by the President or Congress of the United States, shall be presumed to be on leave of absence, provided he returns to the employ of his or her Employer after applying to return within the time period prescribed by law.

(c) A Participant who transfers his or her employment from one Employer to any other Employer is not deemed to have caused a break in continuity of service. Any other dismissal or voluntary Separation from Service shall be deemed a break in continuity of service.

(d) Absence from work or interruption of employment not covered by the foregoing provisions of this Section shall be determined by the employing Employer to be, or not to be, a break in continuity of service at the time of return to work or re-employment.

5.11 Distributions from General Assets. The Employer shall make any or all distributions pursuant to this Plan in cash out of its general assets, except that all distributions from the Mellon Stock Fund Option shall be settled only in shares of the Company’s Common Stock credited to a book-entry account in the Participant’s name.

5.12 Withholding and Payroll Taxes. The Employer shall withhold from payments made hereunder any taxes required to be withheld from such payments under Federal, state or local law.

5.13 Payment to Guardian. If a benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Committee from all liability with respect to such benefit.

5.14 Small Benefit. Notwithstanding any election made by the Participant, the Committee, in its sole discretion, may direct payment of any benefit in the form of a lump sum payment to the Participant or any Beneficiary, if the lump sum amount of the

Account balance which is payable to the Participant or Beneficiary when payments to such Participant or Beneficiary would otherwise commence is less than $10,000.00.

5.15 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder with respect to such Participant or his or her Beneficiary, provided that, in the Company’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of any such action, misstatement or nondisclosure.

5.16 Notices and Elections. Any notice or election required or permitted to be given to the Company or the Committee under the Plan shall be sufficient only if it is in writing on a form prescribed or accepted by the Committee and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the Human Resources Department of the Company. Such notice or election shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

ARTICLE VI

DESIGNATION OF BENEFICIARY

6.1 Designation of Beneficiary. Each Participant shall have the right to designate a Beneficiary or Beneficiaries to receive his or her interest in each of his or her Accounts upon his or her death. Such designation shall be made on a form prescribed by and delivered to the Company. The Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to effect any such change or revocation.

6.2 Failure to Designate Beneficiary. If a Participant shall fail to designate a Beneficiary before his or her demise, or if no designated Beneficiary survives the Participant, the Committee shall direct the Company to pay the balance in each of his or her Accounts in a lump sum to the executor or administrator for his or her estate; provided, however, if no executor or administrator shall have been appointed, and actual notice of said death was given to the Committee within sixty (60) days after his or her death, and if his or her Account balances do not exceed Ten Thousand Dollars ($10,000), the Committee may direct the Company to pay his or her Account balances to such person or persons as the Committee determines, and the Committee may require such proof of right and/or identity of such person or persons as the Committee may deem appropriate or necessary.

ARTICLE VII

FORFEITURES TO COMPANY

7.1 Distribution of Participant’s Interest When Company is Unable to Locate Distributees. In case the Company is unable within three (3) years after payment is due to a Participant, or within three (3) years after payment is due to the Beneficiary or estate of a deceased Participant, to make such payment to him or her or his or her Beneficiary, executor or administrator because it cannot ascertain his or her whereabouts or the identity or whereabouts of his or her Beneficiary, executor or administrator by mailing to the last known address shown on the Employer’s or the Company’s records, and neither he, his or her Beneficiary, nor his or her executor or administrator had made written claim therefore before the expiration of the aforesaid time limit, then in such case, the amount due shall be forfeited to the Company.

ARTICLE VIII

MAINTENANCE OF ACCOUNTS

8.1 Books and Records. The Company shall keep, or cause to be kept, all such books of account, records and other data as may be necessary or advisable in its judgment for the administration of this Plan, and properly to reflect the affairs thereof, and to determine the nature and amount of the interests of the respective Participants in each Account.

The Company is not required to physically segregate any assets with respect to the Accounts under this Plan from any other assets of the Company and may commingle any such assets with any other moneys, securities and properties of any kind of the Company. Separate accounts or records for the respective Participants’ interests shall be maintained for operational and accounting purposes, but no such account or record shall be considered as creating a lien of any nature whatsoever on or as segregating any of the assets with respect to the Accounts under this Plan from any other funds or property of the Company.

ARTICLE IX

AMENDMENT AND TERMINATION OF THE PLAN

9.1 Amendment. The Compensation Committee of the Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued (including earnings at the appropriate interest rate) in any Account to the date of such amendment. Notwithstanding anything in the preceding sentence to the contrary, the Committee shall have the power to amend the Plan to the extent authorized by Section 2.2.

Upon a prospective amendment to reduce the formula for determining the future interest rate, 30 days’ advance written notice shall be given to each Participant. Following such an amendment to reduce the formula for determining the future interest rate and the giving of notice to the Participant, the Participant may elect to terminate an ongoing

Deferral Commitment effective the beginning of the next Plan Year. The Participant may make such an election by notifying the Committee in writing within sixty (60) days following receipt of notice of the amendment to reduce the interest rate.

9.2 Company’s Right to Terminate. The Compensation Committee of the Board may partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan or potential payments thereunder would not be in the best interests of the Company.

(a) Partial Termination. The Compensation Committee of the Board may partially terminate the Plan by instructing the Committee not to accept any additional or ongoing Deferral Commitments. In the event of such partial termination, the Plan shall continue to operate on the same terms and conditions and, unless the Compensation Committee of the Board instructs the Committee not to accept ongoing Deferral Commitments, shall be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

(b) Complete Termination. The Compensation Committee of the Board may completely terminate the Plan, and if elected, the Company may provide for payouts to Participants in connection with such termination, provided such payouts are consistent with Section 409A of the Internal Revenue Code.

ARTICLE X

SPENDTHRIFT PROVISIONS

10.1 No Right to Alienation or Assignment. The Employer shall, except as otherwise provided hereunder, pay all amounts payable hereunder only to the person or persons entitled thereto hereunder, and all such payments shall be made directly into the hands of each such person or persons and not into the hands of any other person or corporation whatsoever, so that said payments may not be liable for the debts, contracts or engagements of any such designated person or persons, or taken in execution by attachment or garnishment or by any other legal or equitable proceedings, nor shall any such designated person or persons have any right to alienate, arbitrate, execute, pledge, encumber, or assign any such payments or the benefits or proceeds thereof. If the person entitled to receive payment be a minor, or a person of unsound mind, whether or not adjudicated incompetent, the Employer, upon direction of the Committee, may make such payments to such person or persons, corporation or corporations as may be, or be acting as, parent or legal or natural guardian of such infant or person of unsound mind. The signed receipt of such person or corporation shall be a full and complete discharge to the Employer for any such payments.

ARTICLE XI

MISCELLANEOUS

11.1 Right of Employers to Dismiss Employees; Obligations. Neither the action of the Company and the Employers in establishing this Plan, nor any provisions of this Plan,

shall be construed as giving any employee the right to be retained in his or her Employer’s employ, or any right to any payment whatsoever except to the extent of the benefits provided for by this Plan. The Employers expressly reserve their right at any time to dismiss any employee without any liability for any claim against the Employers, or any of them, for any payment whatsoever except to the extent provided for in this Plan. The Employers, or any of them, have no obligation to create any other or subsequent deferred compensation plan for any employees.

11.2 Title to and Ownership of Assets Held for Accounts. Title to and ownership of all assets held for any Accounts shall be vested in the Employer and shall constitute general assets of the Employer.

11.3 Nature of Liability to Participants. Any and all payments required to be made by the Employer to Participants in the Plan shall be general and unsecured liabilities of the Employer.

11.4 Text of Plan to Control. The headings of the Articles and Sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of this Plan, the text shall control.

This Plan document sets forth the complete terms of the Plan. In the event of any discrepancies or conflicts between this Plan document and any summary or other information regarding the Plan, the terms of this Plan document shall apply and control.

11.5 Law Governing and Severability. This Plan shall be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania. If any provisions of this Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, and this Plan shall be deemed to be modified to the least extent possible to make it valid and enforceable in its entirety.

11.6 Name. This Plan may be referred to as the “Mellon Financial Corporation Elective Deferred Compensation Plan for Senior Officers (Post 12/31/2004).”

11.7 Gender. The masculine gender shall include the feminine, and the singular shall include the plural, except when the context expressly dictates otherwise.

11.8 Trust Fund. The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or the Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

11.9 Ineligible Participant. Notwithstanding any other provisions of this Plan to the contrary, if any Participant is determined not to be a “management or highly compensated employee” within the meaning of ERISA or Regulations thereunder, such Participant will not be eligible to participate in this Plan and shall receive an immediate lump sum payment equal to the vested portion of the amounts standing credited to his or her Accounts. Upon such payment no survivor benefit or other benefit shall thereafter be payable under this Plan either to the Participant or any Beneficiary of the Participant.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed this      day of                     , 2006, effective as of January 1, 2005, except as otherwise provided herein.

ATTEST:	MELLON FINANCIAL CORPORATION

By:
Carl Krasik		Lisa B. Peters
Secretary		Director of Human Resources Department
Mellon Bank, N.A.